Exhibit 99.1

Moore Corporation Limited	1985 Long Term Incentive Plan

1 First Canadian Place

P.O. Box 78

Toronto, Canada M5X 1G5

Moore Corporation Limited	1985 Long Term Incentive Plan

Section 1: General provisions

1.1	Purpose

The purpose of the 1985 Long Term Incentive Plan (the “Plan”) of Moore Corporation Limited (herein called the “Corporation” and, together with its Subsidiaries, called “Moore”) for key employees of Moore is to advance the interests of Moore by (i) providing certain of its key employees with additional incentive; (ii) encouraging stock ownership by such employees; (iii) increasing their proprietary interest in the success of Moore; (iv) encouraging them to remain employees of Moore; and (v) attracting new key employees.

1.2	Administration

(a) The Plan shall be administered by the Management Resource Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”).

(b) Subject to the limitations of the Plan, the Committee shall have the authority: (i) to select from the regular, full-time salaried key employees of Moore (the “Employee” or “Employees”) those who shall participate in the Plan (the “Participant” or “Participants”); (ii) to make recommendations to the Board as to the form and amounts of grants and awards under the Plan which relate to the issue of shares of the Corporation or of a Subsidiary, and any limitations, restrictions and conditions upon such grants or awards; (iii) to determine the form and amounts of any Performance Awards under the Plan, save as provided in Section 5; (iv) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and (v) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable or as the Board may direct. The Committee’s determinations on matters within its authority shall be conclusive and binding upon Moore and all other persons.

(c) All of the members of the Committee and a majority of the members of the Board participating in any decision under the Plan shall be Disinterested Persons as defined in applicable securities legislation.

1.3	Selection for participation

Participants shall be selected by the Committee from the Employees who occupy responsible managerial or professional positions and who have the capacity to contribute to the success of Moore. In making this selection and in making recommendations as to the form and amount of grants and awards, the Committee may give consideration to (i) the functions and responsibilities of the Employee; (ii) his or her past, present and potential contributions to the profitability and sound growth of Moore; (iii) the value of his or her services to Moore; and (iv) other factors deemed relevant by the Committee.

1.4	Shares reserved

(a) All shares of the Corporation issued under the Plan shall be common shares without par value in the capital stock of the Corporation (“Common Shares”). On the recommendation of the Committee and after appropriate corporate action by the Subsidiary, the Board may authorize the issue of shares of the capital stock of a Subsidiary under the Plan to Participants employed by or otherwise associated with such Subsidiary.

The maximum number of Common Shares and other shares (collectively referred to as “shares”) which may be issued for all purposes under the Plan shall be three million (3,000,000), subject to adjustment as provided in paragraph (b).

Any shares subject to a stock option (an “Option”) which has been granted under the Plan and which for any reason is cancelled or terminated without having been exercised, or any shares issued under the Plan as Restricted Stock which are forfeited, shall again be available for grants and awards under the Plan. Shares subject to an Option which are not issued by reason of the exercise by the Participant of a Stock Appreciation Right in respect of such shares shall not be available for further grants or awards under the Plan. Shares surrendered by a Participant in payment of an option price shall not be available for issue under the Plan. No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated.

(b) In the event of any change in the outstanding shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other corporate change, the Board shall make appropriate substitution or adjustment in (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; (ii) the number and kind of shares subject to unexercised Options theretofore granted and in the option price of such shares; and (iii) the number and kind of shares of Restricted Stock; provided, however, that no substitution or adjustment shall obligate Moore to issue or sell fractional shares.

1.5	Withholding

Moore shall have the right to deduct from all amounts paid in cash any taxes required by law to be withheld. In the case of payments in the form of shares, the Participant shall be required to pay to the Corporation the amount of any taxes required to be withheld with respect to such shares, in lieu thereof, the Corporation shall have the right to retain, or sell without notice, a sufficient number of shares to cover the amount required to be withheld, or to withhold any such amount from the Participant’s salary.

1.6	Expenses

The expenses of the Plan shall be borne by Moore on such basis between participating corporations as the Board may determine.

1.7	Non-exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if required, and such arrangements may be either generally applicable or applicable only in specific cases.

1.8	Subsidiary

The term “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation in which one or more of the corporations other than the last corporation in the unbroken chain together own stock possessing more than 50 percent of the total combined voting power of all classes of stock in each of the other corporations in such chain.

1.9	Amendment

(a) The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, provided that no amendment shall be made without shareholder approval which shall (i) increase (except as provided in Section 1.4(b) hereof) the total number of shares reserved for issuance pursuant to the Plan; (ii) change the classes of Employees eligible to be Participants; or (iii) materially increase the benefits accruing to Participants in the Plan. No such amendment, suspension or termination shall alter or impair any right theretofore granted to any Participant without the consent of such Participant.

(b) With the consent of the Participant affected thereby, the Committee or the Board may amend or modify any outstanding Option, Stock Appreciation Right, award of Restricted Stock or of Formula Value Shares or Performance Award in any manner to the extent that the Committee or the Board, as the case may be, would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which (i) an Option becomes exercisable, (ii) the restrictions on shares of Restricted Stock are removed, or (iii) the Performance Award is to be determined or paid.

1.10	Compliance with legislation

The Board may postpone any exercise of any Option or any Stock Appreciation Right, or the issue of any shares pursuant to the Plan for such time as the Board in its discretion may deem necessary in order to permit Moore to effect or maintain registration of the Plan or the shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that such shares and the Plan are exempt from such registration. Moore shall not be obligated by any provision of the Plan or grant or award thereunder to sell or issue shares in violation of the law of any government having jurisdiction therein. In addition, Moore shall have no obligation to issue any shares pursuant to the Plan unless such shares shall have been duly listed, upon official notice of issuance, with each stock exchange on which such shares are listed for trading.

1.11	Effective date

The Plan shall be effective on January 1, 1985 and shall expire on December 31, 1994; provided, however, that if the Plan is not approved by shareholders of the Corporation prior to June 30, 1985, the Plan and all Options and all grants and awards hereunder shall be null and void and shall be of no effect.

Section 2: Stock options

2.1	Stock option grants

Subject to the provisions of the Plan, the Board shall have the authority to determine the Participants to whom Options shall be granted, the number of shares to be covered by each Option, the conditions and limitations, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of shares acquired upon exercise of an Option may be forfeited. An Employee may receive Options on more than one occasion under the Plan. The Committee shall have the authority to grant Options as either Incentive Stock Options (“ISOs”) or Non-Qualified Stock Options (“NQSOs”) for purposes of United States income tax legislation. To the extent that any Option does not qualify as an ISO, it shall constitute a separate NQSO.

The aggregate Fair Market Value (determined as of the date each Option is granted) of the shares with respect to which any Participant may be granted ISOs in any calendar year (under all plans of the Corporation and any parent or subsidiary corporation) shall not exceed $100,000 plus any unused limit carryover to such year as defined in accordance with and permitted by Subsection (c)(4) of Section 422A of the United States Internal Revenue Code of 1954, as amended.

In the case of Common Shares, “Fair Market Value” means the average of the high and low prices at which such Shares are traded on the Toronto Stock Exchange on the date as of which it is to be determined hereunder, or if not traded on such date, the average of the closing bid and asked prices on such Exchange for that date. If such Exchange was not open for trading on that date, Fair Market Value shall be so determined by reference to the last preceding date on which the Exchange was open for trading. In the case of shares other than Common Shares, “Fair Market Value” has the same meaning if they are listed on any stock exchange and publicly traded, and otherwise means the value of such shares determined by the Board.

2.2	Option price

The Board shall establish the option price at the time each Option is granted, which shall in all cases be not less than 100% of the Fair Market Value of the shares covered by such Option at the date of grant. The option price shall be subject to adjustment in accordance with the provisions of Section 1.4(b) thereof.

2.3	Exercise of options

(a) Options shall not be exercisable later than ten years after the date of grant.

(b) The Board may determine when any Option shall become exercisable and may determine that the Option shall be exercisable in installments, and may impose such other restrictions as it shall deem appropriate.

(c) To the extent required under applicable tax legislation, each Option granted hereunder as an ISO shall not be exercisable while a previously granted ISO granted to the Participant is outstanding, and each Option Agreement relating to an ISO shall so provide.

(d) Options shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant’s legal representative.

(e) Except as otherwise determined by the Committee: (i) in the event that a Participant ceases to be an employee for any reason other than death, retirement or disability, each of the Options held by the Participant (and all related Stock Appreciation Rights) shall cease to be exercisable after the date of termination of employment; (ii) in the event of termination of employment as a result of retirement or disability, all of the Participant’s Options shall be fully exercisable at any time within five years after the date of termination of employment, whether or not otherwise fully exercisable on that date but subject as hereinafter provided; (iii) in the event of termination of employment as a result of death, or in the event of the death of a Participant whose employment has previously terminated by reason of retirement or disability, all of the Participant’s Options shall be fully exercisable at any time within one year after the date of death, whether or not otherwise fully exercisable on that date. In any event, no option shall be exercisable after its stated termination date.

The terms “retirement” and “disability” shall be interpreted in accordance with the Moore retirement policies applicable to a Participant.

(f) Each Option shall be confirmed by an agreement (an “Option Agreement”) executed by the Corporation or the participating Subsidiary and by the Participant.

(g) The option price of each share as to which an Option is exercised shall be paid in full in cash at the time of such exercise, or, in the Participant’s discretion, in whole or in part in Common Shares already owned by the Participant, valued at Fair Market Value as of the date of exercise.

(h) Notwithstanding anything to the contrary contained herein, any Option granted pursuant to the Plan and still outstanding at the date of a change in control (“Change in Control”), as hereinafter defined, shall become fully exercisable as to all shares from and after the date of such Change in Control.

A “Change in Control” shall be deemed to have occurred if: (i) any “person” (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”)) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power of the Corporation’s then outstanding voting securities, or (ii) there shall occur a change in the composition of a majority of the Corporation’s Board during any period of 24 consecutive months, which change shall not have been approved by a majority of the persons then surviving as directors who also comprised the Corporation’s Board immediately prior to the commencement of such period, or (iii) the Corporation’s shareholders approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation where the Corporation’s shareholders immediately prior to such merger or consolidation are the beneficial owners, immediately after such merger or consolidation, of at least 80% of the total voting power represented by the outstanding voting securities of the Corporation or of the entity surviving such merger or consolidation, or (iv) the Corporation’s shareholders approve a plan of complete liquidation of the Corporation or approve an agreement for the sale or disposition by the Corporation (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation.

2.4	Stock appreciation rights

(a) Subject to the provisions of the Plan, the Board may grant Stock Appreciation Rights in connection with the grant of any Option for Common Shares. Each Stock Appreciation Right shall be subject to such other terms and conditions as the Board shall determine. Any Stock Appreciation Rights shall be included in the agreement referred to in 2.3(f) hereof.

A Stock Appreciation Right means the right to transfer and surrender to the Corporation all or a portion of an Option in exchange for an amount equal to the difference between (i) the Fair Market Value, as of the date such Option or portion thereof is transferred and surrendered, of the Common Shares covered by such Option or portion thereof, and (ii) the aggregate exercise price of such Option or portion thereof, relating to such Shares.

(b) Stock Appreciation Rights shall be exercisable only at the same time, by the same persons and to the same extent that the Option related thereto is exercisable. A Stock Appreciation Right related to an Incentive Stock Option shall be exercisable only at a date when the Fair Market Value of a Common Share exceeds the option price per share. Upon exercise of any Stock Appreciation Right, the corresponding portion of the related Option shall be transferred and surrendered to the Corporation and cancelled.

Stock Appreciation Rights shall be automatically exercised at the end of the last business day prior to the stated expiration date of the unexercised portion of the related Option if on such date the Fair Market Value of a Common Share exceeds the option price.

(c) A Stock Appreciation Right shall be transferable only in the manner and to the extent that the related Option is transferable.

(d) Payment of the amount to which a Participant is entitled upon the exercise of a Stock Appreciation Right shall be made in cash unless the Committee in its sole discretion determines prior to the date of exercise, that such payment will be made in Common Shares or any combination of cash and Common Shares. To the extent that payment is made in Common Shares, the shares shall be valued at their Fair Market Value on the date of exercise, and the value of fractional shares shall be paid in cash.

Section 3: Restricted stock awards

3.1	Restricted stock awards

The Board may in its discretion authorize the issue to any Participant of shares to which are attached restrictions as to ownership, resale or such other matters as the Board may determine (“Restricted Stock”). Subject to the provisions of the Plan, the Board shall have the authority to determine the number of shares of Restricted Stock to be awarded to each Participant, the duration of the period (the “Restricted Period”) during which, and the conditions under which, the Restricted Stock may be forfeited to the issuing corporation and the terms and conditions of the award in addition to those contained in Section 3.2. Such determinations shall be made by the Board at the time of the award but in no event shall the duration of the Restricted Period be less than two or more than seven years. An Employee may receive awards of Restricted Stock on more than one occasion under the Plan.

3.2	Terms and conditions

(a) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by him, together with a stock power endorsed in blank, with the issuing corporation. At the expiration of the Restricted Period, the issuing corporation shall deliver such certificates to the Participant, or his legal representative. The Committee may determine that any or all shares of Restricted Stock should be registered in the name of, or the certificates therefore held by, a trustee.

(b) Except as provided in subsection (a) hereof, during the Restricted Period the Participant shall have all the rights of a holder of the shares comprising the Restricted Stock, including but not limited to the rights to receive any dividends (or amounts equivalent to dividends) and to exercise any voting rights thereunder.

(c) In the event a Participant ceases to be an Employee upon the occurrence of his death, retirement or disability during the Restricted Period, the restrictions imposed hereunder shall, except as limited by the agreement referred to in (d) hereof, lapse with respect to such number of shares of Restricted Stock as shall be determined by the Committee with respect to each award, but in no event less than a number equal to the product of (i) a fraction the numerator of which is the number of completed months which have elapsed subsequent to the date of such award and the denominator of which is the number of months in the Restricted Period for such award, and (ii) the number of shares of Restricted Stock covered by such award. In the event a Participant ceases to be an Employee for any other reason during the Restricted Period, all shares of Restricted Stock shall thereupon be forfeited to the issuing corporation. All shares of Restricted Stock which are forfeited to the issuing corporation shall be deemed to have been acquired by it from the Participant for no consideration.

(d) Each award shall be confirmed by an agreement executed by the Corporation or by the participating Subsidiary and by the Participant, which agreement shall expressly provide, inter alia, that the shares received thereunder and the disposition of said shares shall be subject to the provisions of all applicable securities and other legislation and, the terms and conditions applicable in the event the Participant is granted a leave of absence.

Section 4: Formula value shares

4.1	Formula value share awards

Subject to the provisions of the Plan, the Board may authorize the issue to Participants of Formula Value Shares, which are shares restricted as to transfer and which may only be sold by the Participant to the issuing corporation at a price derived from a formula determined by the Board in its absolute discretion at the time of award. Such formula may be based on the economic performance of Moore or any part thereof, including, but not limited to, the Corporation or a Subsidiary or any division or business unit thereof.

4.2	Form of award

Formula Value Shares may be issued to a Participant either directly or pursuant to the exercise of an Option therefore previously granted to such Participant by the Board. In either case, and in addition to the restrictions set forth in Section 4.1 hereof, the shares and the Option may be subject to such additional restrictions, terms and conditions (including in particular the basis on which they may be sold or transferred or be required to be sold or transferred to the issuing corporation) as the Board shall deem appropriate. Formula Value Shares may, but need not, be issued as Restricted Stock.

Section 5: Performance awards

5.1	Performance cycles

The Committee may select the number of years which will constitute the duration of each performance award period (“Performance Cycle”) for Moore or for the Corporation or a Subsidiary or any division or business unit thereof (a “designation business unit”). There may be more than one Performance Cycle in existence at any one time and the duration of Performance Cycles may differ from each other.

5.2	Participation

The Committee shall have sole and complete authority to determine the Employees who shall receive performance awards (“Performance Awards”) for each Performance Cycle.

5.3	Performance units and performance goals

The Committee may contingently allot Performance Awards to Participants in the form of Performance Units, which shall be credited to an account to be maintained by the Corporation for each Participant. At the start of each Performance Cycle the Committee shall either establish the value of each Performance Unit to be contingently allotted during the Performance Cycle, and/or the manner in which such values shall be determined in the future.

The Committee shall have full and final authority to determine the number of Performance Units to be allotted to each Participant for a Performance Cycle and to establish performance goals and objectives for such Performance Cycle on the basis of such criteria, and to accomplish such objectives, as the Committee may for from time to time select.

During any Performance Cycle, the Committee shall have the authority to adjust the performance goals and objectives for such Cycle as it deems equitable in recognition of unusual or non-recurring events experienced by the Corporation during the Performance Cycle.

5.4	Determination of performance units earned by participants

The Committee shall determine the number of Performance Units contingently allotted to each Participant for the Performance Cycle which have been earned by the Participant on the basis of the financial performance of the designated business unit over the Performance Cycle, and over each year within the Performance Cycle, in relation to the performance goals and objectives for the Performance Cycle.

5.5	Payment of performance awards

Payment in respect of Performance Units earned by a Participant shall be made in cash after the end of the Performance Cycle; provided, however, that, in the discretion of the Board but subject to the provisions of Section 1.4 hereof, all or any part of any Performance Award may be paid in shares of equal value (determined on the basis of Fair Market Value and computed to the nearest full share) subject to such terms and conditions as the Board may determine, including, among others, restrictions on the right to transfer such shares; and provided, further, that, in the discretion of the Committee, the payment of a Performance Award may be deferred until the expiration of such period of time, or the fulfillment of such other conditions, upon such terms and conditions as the Committee shall specify at the time such payment is deferred or in accordance with a voluntary deferral arrangement established between the Corporation and the Participant. In the event of a deferral of payment of a Performance Award, the Committee may include provisions for forfeiture of the deferred payment.

5.6	Transferability of interests

The rights and interests of a Participant in a Performance Award may not be assigned or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

5.7	Termination of employment

A Participant in the Performance Plan must be an Employee at the end of the Performance Cycle in order to be entitled to payment of a Performance Award in respect of such Performance Cycle; provided, however, that in the event the Participant ceases to be an Employee for any reason other than termination for cause or voluntary termination by the Employee prior to the end of such Performance Cycle, the Committee, in its discretion and taking into consideration the performance of such Participant and the financial performance of the designated business unit over the Performance Cycle, may authorize the payment to such Participant (or his beneficiary) at the end of the Performance Cycle of the Performance Award which would have been paid to the Participant for the Performance Cycle, or such portion thereof, if any, as the Committee may determine. Notwithstanding the foregoing, in the event of a Change in Control Moore shall pay to the Participant the amount the Participant would have received if the Performance Cycle(s) had terminated as of the date of the Change in Control.